Exhibit 99.2

Bulletin

April 30, 2015
Bulletin No. 1474

Repurchase of Surplus and Excess Capital Stock

Dear Chief Executive Officer:

I am pleased to announce that the Bank plans to repurchase the surplus capital stock of all members and the excess capital stock of all nonmember shareholders on May 15, 2015. Surplus capital stock is defined as any stock holdings in excess of 115% of a member’s minimum stock requirement, and excess capital stock is defined as any stock holdings in excess of a shareholder’s minimum stock requirement.

The Bank will calculate the amount to be repurchased on the repurchase date, based on capital stock outstanding as of the repurchase date. A shareholder may verify its capital stock position, including its minimum stock requirement and the amount of stock owned, on the Bank’s member website under Your Account/Capital Stock.

A shareholder may identify which shares of capital stock are to be repurchased by notifying the Bank in writing on or before Monday, May 11, 2015. To notify the Bank, please submit the list of shares to Curtis Tung, Vice President, Director of Financial Accounting and Reporting, at tungc@fhlbsf.com. If a shareholder does not notify the Bank of the shares to be repurchased in writing by May 11, the Bank will repurchase the surplus or excess stock on a last-in, first-out basis. Please note, however, that if a shareholder has submitted a Notice of Redemption on any shares of excess capital stock, those shares will be repurchased first.

We will credit the proceeds from the repurchase of any capital stock to each shareholder’s Settlement/Transaction Account with the Bank on Friday, May 15, 2015. The funds will become available for withdrawal on Monday, May 18, 2015.

For more information about the repurchase of surplus or excess capital stock, please contact your Relationship Manager or Curtis Tung.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc:    Chief Financial Officer

The Bank’s earnings release for the first quarter of 2015 was published on April 29, 2015, was included in a Form 8-K filed with the Securities and Exchange Commission on April 30, 2015, and is herein incorporated by reference.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This bulletin contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” “intends,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular plan, objective, projection, estimate, or prediction is realized, including the plan to repurchase surplus and excess capital stock. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and legislative developments and actions and changes to the financial condition of the Bank. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.